UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 7, 2013

Date of Report

(Date of earliest event reported)

INSYNERGY PRODUCTS, INC. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-54892 (Commission File Number)	27-1781753 (IRS Employer Identification No.)
4705 Laurel Canyon Blvd., Suite 205, Studio City, California (Address of principal executive offices)		91607 (Zip code)

Registrant’s telephone number, including area code:  818-760-1644

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

 (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

Insynergy Products, Inc. (the “Company”) has received and accepted letters forgiving debt totaling $646,100 from two executive officers and a note holder.  The letters of forgiveness from the executive officers are described below under Item 5.02.  The promissory note holder, Alan Diamante, provided a letter of forgiveness dated June 12, 2013 forgiving the amount of $107,100 due under a Promissory Note, dated February 3, 2010 and extended on February 2, 2013.  The principal amount of the loan was $90,000, with 6% interest per annum.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 7, 2013, Sanford Lang, our CEO, and Martin Goldrod, our CFO, agreed to forgive certain compensation due them under their Executive Compensation Agreements with the Company.  Messrs. Lang and Goldrod entered into the compensation agreements with the Company on February 5, 2010.  Under the compensation agreements Mr. Lang was entitled to a salary of $65,000 for 2010 and $180,000 for 2011 and 2012, respectively.  Mr. Goldrod was entitled to receive a salary of $35,000 for 2010 and $90,000 for 2011 and 2012, respectively.  As of December 31, 2012 the Company owed Mr. Lang $315,800 and owed Mr. Goldrod $156,200.

On June 7, 2013 Mr. Lang agreed to forgive accrued compensation due him of $360,800.  On the same date Mr.  Goldrod agreed to forgive accrued compensation due him of $178,200.  As a result of this compensation forgiveness, the Company will be able to reduce our current liabilities for accrued compensation by $539,000.  However, the Executive Compensation Agreements will remain in effect until 2016 and under their terms Messrs. Lang and Goldrod will be entitled to a 10% increase in compensation each year beginning in 2013.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

10.1

Letter of Forgiveness from Sanford Lang, dated June 7, 2013

10.2

Letter of Forgiveness from Martin Goldrod, dated June 7, 2013

10.3

Letter of Forgiveness from Alan Diamante, dated June 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2013	INSYNERGY PRODUCTS, INC. By: /s/ Sanford Lang Sanford Lang Chairman and CEO